As filed with the Securities and Exchange Commission on June 20, 2016
Registration No. 333-211467

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-1/A
(Amendment No. 3)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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AGEAGLE AERIAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	3721	47-3646293
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

117 South 4th Street
Neodesha, Kansas 66757
(316) 202-2076
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Bret Chilcott, President and Chief Executive Officer
AgEagle Aerial Systems, Inc.
117 South 4th Street
Neodesha, Kansas 66757
Phone: (316) 202-2076
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Tahra Wright, Esq. David J. Levine, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000 - Telephone (212) 407-4990 - Facsimile
Jonathan R. Zimmerman, Esq.
Ben A. Stacke, Esq.
Ryan R. Woessner, Esq.
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
(612) 766-7000 - Telephone
(612) 766-1600 - Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.0001 par value per share	3,139,500	$6.00	$18,837,000	$1,897

(1)
Includes an aggregate of 409,500 shares issuable upon exercise of a 30-day option granted to the underwriters to cover over-allotments, if any, of which 359,500 shares of Common Stock shall be sold by the Company and the remaining 50,000 shares of Common Stock shall be sold by the selling shareholder named in the prospectus that forms a part of this registration statement.

(2)	The proposed maximum aggregate offering price is based on the high-end of the range set forth on the cover of the prospectus that forms a part of this registration statement.

(3)	Previously paid. Fee calculated pursuant to Rule 457(o) promulgated under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

AgEagle Aerial Systems, Inc.  is filing this Pre-Effective Amendment No. 3 (this “Amendment”) to the Registration Statement on Form S-1 (Registration No. 333-211467) (the “Registration Statement”) as an exhibit-only filing to file Exhibits 1.1, 3.1(1), 4.2, 5.1 and 10.2 and to amend and restate the exhibit index under Item 16 of Part II. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and Exhibits 1.1, 3.1(1), 4.2, 5.1 and 10.2. The prospectus is unchanged and has been omitted.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The expenses and costs relating to the registration of the securities will be borne by the Registrant. Such expenses and costs (other than underwriting discounts and commissions) are estimated below.  The following table sets forth an itemized statement of all cash expenses expected in connection with the issuance and distribution of the securities being registered.  Other than the SEC registration fee, the Stock Exchange listing fee and the FINRA filing fee, the amounts set forth below are estimates:

SEC registration fee	$1,897.00
Stock Exchange listing fee	75,000.00
FINRA fees	2,000.00
Printing and related expenses	27,000
Legal fees and expenses	225,000
Accounting fees and expenses	25,000
Transfer Agent fees	3,000
Underwriter expenses	300,000
Miscellaneous	15,822
TOTAL	$675,000

Item 14.  Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide the personal liability of our directors is eliminated to the fullest extent permitted under the NRS.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit.  Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director.  Our bylaws provide shall advance costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer in advance of final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15.  Recent Sales of Unregistered Securities.

On March 1, 2015, the Company issued 125,000 stock options exercisable for five years to GreenBlock Capital, LLC as partial payment for consulting services.

On May 6, 2015, the Company issued convertible debentures pursuant to a stock purchase agreement to accredited investors in the aggregate principal amount of $500,000, voluntarily convertible into shares of common stock at a conversion price of $2.00 per share.   Upon the effective date of this prospectus, the convertible debenture will automatically convert into shares of common stock at a conversion price equal to the lesser of (i) $2.00 and (ii) 77.5% of the price per share being offered in this offering.

On February 22, 2016, the Company issued 500,000 unregistered and restricted shares of its common stock to GreenBlock Capital, LLC as partial payment for consulting services.

On February 25, 2016, the Company sold 250,000 unregistered and restricted shares of its common stock to Raven Industries, Inc. for an aggregate purchase price of $500,000.

On June 6, 2016, the Company authorized the issuance of an aggregate of 711,581 stock options to certain of its employees and its independent directors, with these stock options to be granted at the time of our initial public offering.

On June 8, 2016, the Company sold a convertible debenture in the principal amount of $300,000.  The debenture is voluntarily convertible into shares of common stock at a conversion price of $6.00 per share and has a maturity date of June 30, 2017. Upon the effective date of this Registration Statement, the convertible debenture will automatically convert into shares of common stock at a conversion price equal to 77.5% of the price per share being offered  in this offering.

These securities were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, in reliance on the recipient’s status as an “accredited investor” as defined in Rule 501(a) of Regulation D, except for the option grants which were issued pursuant to Rule 701 or Rule 506.

Item 16.  Exhibits and Financial Statement Schedules

See the Exhibit Index following the signature page.

Item 17.  Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neodesha, State of Kansas, on the 20th day of June, 2016.

AgEagle Aerial Systems, Inc.

By:	/s/ Bret Chilcott
Bret Chilcott
President and Chief Executive Officer
(Principal Executive Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bret Chilcott	Chairman, President and Chief Executive Officer	June 20, 2016
Bret Chilcott	(Principal Executive Officer)

/s/ Nicole Fernandez-McGovern	Chief Financial Officer	June 20, 2016
Nicole Fernandez-McGovern	(Principal Financial and Accounting Officer)

*	Director	June 20, 2016
Lindsay Edwards

*	Director	June 20, 2016
Grant Begley

*	Director	June 20, 2016
Scott Burell

*	Director	June 20, 2016
Thomas Gardner

* /s/ Bret Chilcott
Attorney-in-fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement

3.1	Articles of Incorporation of the Registrant **

3.1(1)	Certificate of Amendment to Articles of Incorporation

3.2	Bylaws of the Registrant **

4.1	Form of Common Stock Certificate **

4.2	Form of Underwriter Warrant

4.3	Form of 8% Convertible Debenture due November 6, 2016 **

4.4	Form of 8% Convertible Debenture due June 30, 2017 **

5.1	Opinion of Loeb & Loeb LLP regarding legality

10.1	Securities Purchase Agreement, dated May 6, 2015, between the Registrant and the investors named therein **

10.2	Distribution Agreement, dated February 17, 2016, between the Registrant and Raven Industries, Inc. +

10.3	Incubator Lease Agreement, dated August 28, 2015, between the City of Neodosha, Kansas and the Registrant **

10.4	2016 Equity Incentive Plan of the Registrant **

10.5(1)	Extension and Waiver Agreement, dated March 4, 2016, between the Registrant and Alpha Capital Anstalt **

10.5(2)	Extension and Waiver Agreement, dated March 3, 2016, between the Registrant and Lane Ventures, Inc. **

10.6	Securities Purchase Agreement, dated February 25, 2016, between the Registrant and Raven Industries, Inc. **

10.7	Agreement, dated May 13, 2016, between the Registrant and Botlink, LLC **

10.8	Consulting Agreement, dated March 1, 2015, between the Registrant and GreenBlock Capital, LLC **

10.9	Securities Purchase Agreement, dated June 6, 2015, between the Registrant and the investors named therein **

10.10(1)	Letter Agreement, dated May 13, 2016, between the Registrant and Scott Burell **

10.10(2)	Letter Agreement, dated May 13, 2016, between the Registrant and Grant Begley **

10.10(3)	Letter Agreement, dated June 1, 2016, between the Registrant and Tom Gardner **

14.1	Code of Ethics of the Registrant Applicable To Directors, Officers And Employees **

23.1	Consent of Eide Bailly LLP, independent registered public accounting firm **

23.2	Consent of D. Brooks and Associates CPA’s, P.A., independent registered public accounting firm **

23.3	Consent of Loeb & Loeb LLP (included in Exhibit 5.1 to this registration statement)

24.1	Power of Attorney **

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**	Previously filed.
+	The Registrant has requested confidential treatment for portions of this Exhibit.